EXHBIT 3.1(A)


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      of
                          VIMRx PHARMACEUTICALS INC.

          The undersigned, the President of VIMRx PHARMACEUTICALS INC., a Delaware corporation (the "Corporation"), does hereby execute the following Amended and Restated Certificate of Incorporation pursuant to Sections 242(b) and 245 of the Delaware General Corporation Law:

          1.   The name of the Corporation is
                          VIMRx PHARMACEUTICALS INC.

          2. The Corporation was originally incorporated under the name of "Cellular Immunology Corporation" and the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on December 30, 1986.

          3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

          "FIRST:   The name of the Corporation is:
                          VIMRX PHARMACEUTICALS INC."

          SECOND:   The address of its registered office in the State of
Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD:    The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may, now or hereafter, be organized under the Delaware General Corporation Law ("Delaware Law").

          FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is Forty Million (40, 000,000), all of which shall be common stock with a par value of $.001.

          FIFTH:    Except to the extent otherwise specifically provided in the
Bylaws of the Corporation, the Board of Directors may adopt, amend or repeal the Bylaws of the Corporation.

          SIXTH:    No election of directors of the Corporation need be by
written ballot unless the Bylaws of the Corporation so provide.

          SEVENTH:  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          EIGHTH:   To the fullest extent that the General Corporation Law of
the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.

          NINTH:    Neither the amendment or repeal of Articles SEVENTH or
EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with such Articles shall adversely affect any right or protection existing under such Articles at the time of such amendment, repeal or adoption.

          4. The seven million, nine hundred forty-seven thousand, seven hundred twenty-four (7,947,724) shares of common stock, $.01 par value, of the Corporation presently issued and outstanding are hereby converted and changed into an aggregate of four million, seven hundred sixty thousand, four hundred twenty-one (4,760,421) issued and outstanding shares of the now class of common stock, $.001 par value, of the Corporation at the rate of .59896544 new shares of $.001 par value for each outstanding share of $.01 par value, rounded up to the next whole share with respect to the aggregate number of newly converted shares to be issued to each holder of record of $.01 par value shares, all such newly converted shares to be restricted from sale, assignment or transfer prior to August 31, 1991, the certificates for such shares to be legended accordingly, and any purported sale, assignment or transfer prior to such date to be void and of no force or effect.

          5. The foregoing amendment to the Certificate of Incorporation of the Corporation was adopted by vote of the Board of Directors and the written consent of the holders of a majority of the outstanding capital stock of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware Law. Prompt notice thereof has been given to those stockholders who have not so consented in writing, in accordance with Section 228 of the Delaware Law.

          IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of July,
                                                               ----
1990.

                                          /s/ Richard F. Maradie
                                          -------------------------------
                                          Richard F. Maradie
                                          President
Attest: /s/ Barbara Freides
        ------------------------------
        Barbara Freides
        Assistant Secretary